Exhibit 3.14
ARTICLES OF INCORPORATION
OF
MOBILE MINI I, INC.
ARTICLE I
     NAME: The name of the corporation is Mobile Mini I, Inc.
ARTICLE II
     PURPOSE: The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona as they may be amended from time to time.
ARTICLE III
     INITIAL BUSINESS: The leasing of self storage containers.
ARTICLE IV
     RELATED BUSINESSES: The business of engaging in any and all other business of any type whatsoever growing out of, related to or in any manner whatsoever in connection with any of the items, businesses, relationships, purposes and powers described in these articles. No enumeration herein set forth shall in any manner be deemed to be exclusive of object or purposes not enumerated, but on the contrary such enumerations shall be construed as including all other and further objects and purposes of the same or similar type or character, regardless of how thin, vague or indefinite the relationship or connection may be.
ARTICLE V
     AUTHORIZED CAPITAL: The corporation shall have authority to issue one million (1,000,000) shares of common stock, each share to have a par value of one dollar ($1.00).
ARTICLE VI
     PREEMPTIVE RIGHTS: Each shareholder shall have the right to acquire new stocks at par when new stock is issued unless he has waived or forfeited his right or preemption. No resolution of the Board of Directors authorizing the issuance of shares to which preemptive rights attach may require such rights to be exercised within less then sixty (60) days.

ARTICLE VII
     STATUTORY AGENT: The name and address of the initial statutory agent of the corporation is Harold E. Campbell, [_______] & CAMPBELL, 802 North Third Avenue, Suite 201, Phoenix, Arizona 85003-1440.
ARTICLE VIII
     KNOWN PLACE OF BUSINESS: The known place of business of the corporation shall be 1834 W. 3rd Ave, Tempe, AZ 85281.
ARTICLE IX
     BOARD OF DIRECTORS: The initial Board of Directors shall consist of one (1) director, but the number of persons to serve on the Board of Directors thereafter shall be fixed by the bylaws of the corporation. The person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and qualify is: Richard E. Bunger. The address of the board of directors is 1834 W. 3rd Ave, Tempe, AZ 85281
ARTICLE X
     INCORPORATORS: The incorporators of the corporation are:
William H. Suphan
1834 W. 3rd Avenue
Tempe, AZ 85281
Stephen Bunger
1834 W. 3rd Avenue
Tempe, AZ 85281
All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles or Incorporation to the Arizona Corporation Commission for filing or immediately following adoption of the initial bylaws of the corporation.
ARTICLE XI
     DISTRIBUTIONS FROM CAPITAL SURPLUS: The Board of Directors of the corporation may from time to time, distribute on a prorata basis to its shareholders out of the capital surplus of the corporation, a portion of its assets in cash or property.
ARTICLE XII
     REPURCHASE OF SHARES: The Board of Directors of the corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

ARTICLE XIII
     INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: The corporation shall indemnify any person who incurs expenses by reasons of the fact he or she is or was an officer, director, employee, or agent of the corporation. This indemnification shall e mandatory in all circumstances in which indemnification shall be permitted by law and as otherwise provided by the bylaws of the corporation.
     To the fullest extent permitted by Title 10, Chapter 1 of the Arizona Revised Statutes as the same exists or may hereafter be amended, no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     No repeal or modification of the forgoing paragraph by the stockholders of the corporation shall adversely affect any right or protection of a director existing at the time of such repeal or modification.
     IN WITNESS WHEREOF, we have hereunto set our hands this 17th day of March, 1994.

/s/ William H. Suphan
William H. Suphan

/s/ Steven Bunger
Steven Bunger

STATE OF ARIZONA	)
) ss.
County of Maricopa	)
     SUBSCRIBED AND SWORN to before me this 17th day of March, 1994, by Steven Bunger.

/s/ Jody Pritchard
Notary Public

My Commission Expires
     12/3/95

STATE OF ARIZONA	)
) ss.
County of Maricopa	)
     SUBSCRIBED AND SWORN to before me this 17th day of March, 1994, by William H. Suphan.

/s/ Jody Pritchard
Notary Public

My Commission Expires
     12/3/95

ARTICLES OF MERGER
OF
MOBILE MINI HOLDINGS, INC.
a Delaware corporation M-1378520-1
WITH AND INTO
MOBILE MINI I, INC.,
an Arizona corporation
     These Articles of Merger are delivered to the Arizona Corporation Commission for filing pursuant to Section 10-1105 of the Arizona Revised Statutes by the undersigned corporations.
     FIRST: The names, addresses and states of incorporation of the merging corporations are as follows:

Name and Address	State of Incorporation
Mobile Mini I, Inc.	Arizona
7420 S. Kyrene Road, Suite 101
Tempe, AZ 85283

Mobile Mini Holdings, Inc.	Delaware
7420 S. Kyrene Road, Suite 101
Tempe, AZ 85223
     SECOND: Mobile Mini I, Inc., an Arizona corporation (“Mobile Mini I”) shall be the surviving corporation (the “Surviving Corporation”) and its address is 7420 S. Kyrene Road, Suite 101, Tempe, AZ 85283
     THIRD: The Agreement and Plan of Merger attached hereto as Exhibit A was approved by the shareholders of the undersigned corporations in the manner prescribed by the applicable requirements of the Arizona Revised Statutes and the General Corporation Law of the State of Delaware.
     FOURTH: As to each such corporation, the designation and the number of shares outstanding and entitled to vote on the Agreement and Plan of Merger are as follows:

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		Number of Shares	Number of
	Designation of	Outstanding in	Shares Entitled to
Name of	Each Class or	Each Class or	Vote in Each
Corporation	Series of Shares	Series	Class or Series
Mobile Mini I, Inc., an Arizona corporation	Common Stock	10,000	10,000

Mobile Mini Holdings, Inc., a Delaware corporation	Common Stock	1,000	1,000
     As to each such corporation, the total number of shares voted for and against the Agreement and Plan of Merger are as follows:

	Designation of	Total Voted in	Total Voted in
Name of	Each Class or	Each Class or	Each Class or
Corporation	Series of Shares	Series For	Series Against
Mobile Mini I, Inc., an Arizona corporation	Common Stock	10,000	- 0 -

Mobile Mini Holdings, Inc., a Delaware corporation	Common Stock	1,000	- 0 -
     As to each such corporation, the number of votes cast for the Agreement and Plan of Merger by each class or series of shares entitled to vote thereon was sufficient for approval by that class or series under applicable law. Accordingly, the Merger was duly approved by the shareholders of each such corporation.
     FIFTH: The name and address of the statutory agent of the Surviving Corporation is C T Corporation System, 2394 E. Camelback Road, Phoenix, AZ 85016.
     SIXTH: The Articles of Incorporation of Mobile Mini I shall be the Articles of Incorporation of the Surviving Corporation
     SEVENTH: These Articles of Merger may be executed in two counterparts, both of which shall be deemed an original and both of which shall constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the duly authorized, undersigned officers executed these Articles of Merger on behalf of their respective corporations on this 29th day of June, 2007.

MOBILE MINI I, INC., an Arizona corporation
By:	/s/ Larry Trachtenberg
	Name:	Larry Trachtenberg
	Title:	Exec VP & Secretary

MOBILE MINI HOLDINGS, INC., a Delaware corporation
By:	/s/ Larry Trachtenberg
	Name:	Larry Trachtenberg
	Title:	President

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EXHIBIT A
AGREEMENT AND PLAN OF MERGER
(See attached)

AGREEMENT AND PLAN OF MERGER
     Now on this 29th day of June, 2007, Mobile Mini Holdings, Inc., a Delaware corporation (“Holdings”), and Mobile Mini I, Inc., an Arizona corporation (“MMI”), have entered into the following Agreement and Plan of Merger (the “Agreement”).
RECITALS
     WHEREAS, the respective Board of Directors of each of Holdings and MMI deem it advisable that the companies merge into a single corporation as hereinafter specified;
     WHEREAS, Holdings filed its Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on December 27, 2001; and
     WHEREAS, MMI filed its Articles of Incorporation in the office of the Arizona Corporation Commission on May 2, 1994.
     NOW, THEREFORE, the foregoing companies, parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and of carrying the same into effect as follows:
AGREEMENT
     1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”) and the Arizona Revised Statutes (“ARS”), at the Effective Time (as defined below), Holdings shall merge with and into MMI (the “Merger”). MMI shall be the surviving corporation as a result of the Merger and shall continue its corporate existence under the laws of the State of Arizona. At the Effective Time, the separate existence of Holdings shall cease.
     2. Effective Time. The Merger shall become effective as set forth in the Articles of Merger that shall be filed with the Arizona Corporation Commission (the “Articles of Merger”). The term “Effective Time” shall be as defined in the Articles of Merger.
     3. Effects of Merger. At and after the Effective Time, MMI shall possess all of the rights, privileges, powers and franchises of a public and a private nature previously possessed by Holdings; MMI shall be subject to all of the restrictions, duties, debts and liabilities of Holdings; all property, real and personal, tangible and intangible (including without limitation patents, copyrights, trademarks, service marks and licenses), and all indebtedness due to Holdings, shall be vested in MMI; and all and every other property, rights, privileges, powers and franchises, and all and every other interest, shall thereafter be the property of MMI; and the Merger shall otherwise have the effects set forth in Section 259 of the DGCL and Section 10-1106 of the ARS.
     4. Articles of Incorporation. The Articles of Incorporation of MMI, as in effect on the date of the Merger, shall continue in full force and effect as the Articles of Incorporation of the corporation surviving this merger.
     5. Conversion of Shares of Holdings. The manner of converting the outstanding shares of each of the constituent companies shall be as follows: each share of capital stock of Holdings shall automatically be converted into one (1) share of capital stock of MMI at the Effective Time
     6. Further Consents to Assignment. With respect to any licenses, permits, authorizations, consent or approvals (or effective waivers thereof) used by Holdings or otherwise necessary for the current operations of Holdings, which are not obtained by Holdings or MMI as of the Effective Time: MMI and or Holdings will continue to use best efforts to obtain from the appropriate person or persons the applicable licenses, permits, authorizations, consents or approvals (or effective waivers thereof); (ii) upon receipt by Holdings of consents required with respect to such a license, permit or agreement. Holdings shall assign to MMI, and MMI shall assume from Holdings, all of Holdings right, title and interest in and to such license, permit or agreement, and (iii) if MMI and/or Holdings are unable to obtain any such license, permit, authorization, consent, approval or waiver, then (a) this Agreement shall not constitute or be deemed to be a contract or an assignment if an attempted assignment without such license, permit, authorization, consent, approval or waiver would constitute a breach of such item or create in any person the right or power to cancel or terminate such item or a cause of action with respect to such item and (b) Holdings will cooperate with MMI in any reasonable arrangement designed to provide MMI with the benefit of Holdings’ rights under such item, including enforcement of any and all rights of Holdings against any such person as MMI may reasonably request.
     7. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Arizona without regard to any applicable conflicts of law principles
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties to this Agreement, pursuant to authority duly given by their respective Boards of Directors, have caused this Agreement and Plan of Merger to be executed by an authorized officer of each party hereto.

MOBILE MINI HOLDINGS, INC.,
By:	/s/ Larry Trachtenberg
(Authorized Officer)

Name: Larry Trachtenberg Title: President

MOBILE MINI I, INC.,
By:	/s/ Larry Trachtenberg
(Authorized Officer)

Name: Larry Trachtenberg Title: Executive VP, Secretary